Exhibit 99.1

FOR IMMEDIATE RELEASE August 11, 2005	CONTACT: George Steinfels 240-268-5304

Rexahn Pharmaceuticals Announces $9.65 Million Private Placement

First Financing Since Public Merger Transaction

Rockville, Md. – Rexahn Pharmaceuticals, Inc. (RXHN.OB), a clinical stage biopharmaceutical company focusing on therapies for cancer and central nervous system diseases, today announced that it has raised $9.65 million in gross proceeds through the issuance of $8.35 million of common stock and $1.3 million principal amount of convertible notes to private investors in Korea. Proceeds from the transaction will be used to support upcoming clinical trials for the Company’s lead oncology product candidate, RX-0201, further development of its drug pipeline, and other strategic business objectives.

“After the public merger in May, completing this private placement represents another important business milestone for Rexahn,” said Dr. Chang Ahn, Chairman and CEO of Rexahn. “The proceeds from this transaction provide the resources to support the Company’s R&D programs and move towards building a sustainable franchise in targeted therapies for the treatment of cancer and central nervous system diseases.”

Prior to the Company’s public merger transaction in May 2005, Rexahn completed a private placement of $3.85 million of convertible notes. That earlier financing coupled with the $9.65 million announced today brings the Rexahn’s 2005 financing total to $13.5 million.

Ted Jeong, Rexahn’s Chief Financial Officer, commented on the transaction, “We are very encouraged by the fact that our investors share the Company’s goal of bringing next generation therapeutics to patients battling cancer and central nervous system disorders.”

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About Rexahn

Rexahn Pharmaceuticals, Inc. is a clinical stage biopharmaceutical company dedicated to leveraging its unique discovery platforms, in-house scientific expertise and drug development know-how to advance next generation therapeutics for oncology and central nervous system diseases with unmet medical needs. The company is headquartered in Rockville, MD. Additional information is available at http://www.rexahn.com

Safe Harbor

This press release contains statements (including projections and business trends) that are forward-looking statements. Rexahn’s actual results may differ materially from the anticipated results and expectations expressed in these forward-looking statements as a result of certain risks and uncertainties, including, Rexahn’s lack of profitability, its auditor’s going concern qualification and the need for additional capital to operate its business to develop its product candidates; the risk that Rexahn’s development efforts relating to its product candidates may not be successful; the possibility of being unable to obtain regulatory approval of Rexahn’s product candidates; the risk that the results of clinical trials may not be completed on time or support Rexahn’s claims; demand for and market acceptance of Rexahn’s drug candidates; Rexahn’s reliance on third party researchers and manufacturers to develop its product candidates; Rexahn’s ability to develop and obtain protection of its intellectual property; and other risk factors set forth from time to time in our filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date hereof, Rexahn assumes no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.